EXHIBIT IV

           SEPARATION AGREEMENT AND GENERAL RELEASE


         This Separation Agreement and General Release ("Agreement"), effective as of the expiration of the Revocation Period described in Section 14 below (the "Effective Date"), is entered into by and between VSE Corporation ("VSE") and James M. Todd ("Mr. Todd").

         WHEREAS, Mr. Todd been employed by VSE as its President and Chief Operating Officer pursuant to an Employment Agreement made and entered into as of November 1, 2000 (the "Employment Agreement"), and has served as a Director of VSE since May 2, 2001; and

         WHEREAS, the parties have decided that it is in their mutual best interests to terminate their relationship; and

         WHEREAS, the parties desire to amicably resolve all matters between them on a full and final basis;

         NOW, THEREFORE, in consideration of the promises contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1.  Resignation:    Mr. Todd hereby resigns his position as a
Director of VSE effective February 15, 2002, and hereby resigns his employment with VSE effective April 15, 2002 (the "Resignation Date"). Between the date he executes this Agreement (the "Execution Date") and the Resignation Date (the "Severance Period"), Mr. Todd will continue to perform the duties assigned to him by VSE in an acceptable manner according to VSE's standards. It is understood and agreed that during this period, VSE will expect Mr. Todd to work on only a part-time as needed basis, thereby allowing him reasonable time to search for other employment. Nevertheless, VSE may at any time during this period for any reason relieve Mr. Todd of his duties, except that VSE would in such event still be required to provide to Mr. Todd salary continuation through the Resignation Date and the severance benefits set forth in Section 2 below. On or before the Resignation Date, Mr. Todd will return all property of VSE, and all copies, excerpts or summaries thereof, in his possession, custody or control. VSE agrees that Mr. Todd may purchase as of the Resignation Date the leased computer laptop configuration presently assigned to him in accordance with VSE's written policies and procedures governing such matters, subject to the lessor's concurrence.

         2.  Severance Benefits:    During the Severance Period, VSE will
continue to pay Mr. Todd at his regular salary rate, less standard deductions, in accordance with VSE's normal payroll practices. On the next regular payday following the Resignation Date, VSE shall pay Mr. Todd his accrued but unpaid paid leave through the Resignation Date. In addition, the following severance benefits will be provided to Mr. Todd as indicated below:

              a. VSE will engage Mr. Todd as a consultant for a period of one year, commencing effective April 16, 2002, pursuant to a Consulting Agreement which is attached hereto and incorporated by reference herein as Appendix 1 (the "Consulting Agreement"). The Consulting Agreement will provide for the payment of an annual retainer fee to Mr. Todd in the amount of One Hundred Seventy Thousand Forty Dollars ($170,040), payable in twelve equal monthly installments promptly on presentation of an acceptable invoice for consulting services rendered. In the event the Consulting Agreement is terminated by either party prior to the completion of the initial one-year term, Mr. Todd shall be entitled to receive a lump sum payment from VSE equal to the remaining unpaid balance of the annual retainer fee.

              b. All of the unvested options to purchase Thirty Thousand (30,000) shares of VSE common stock granted by VSE to Mr. Todd pursuant to the three Stock Option Agreements for Discretionary Option dated as of November
1, 2000, January 1, 2001, and January 1, 2002 (the "Stock Option Agreements"), shall become immediately vested as of the Effective Date and exercisable pursuant to the terms of the Stock Option Agreements.

              c. Mr. Todd's Deferred Supplemental Compensation Plan (the "DSC Plan") account balance attributable to his voluntary contributions is 100% vested as of the Effective Date, and subject to any adjustments under and pursuant to the terms of the DSC Plan, shall be paid by VSE to Mr. Todd, net of applicable withholding taxes, within thirty (30) days of the Effective Date (The DSC Plan provides that for distributions determined as of January 1, 2001, or later, final distribution amounts shall be equal to the participant's account balance as of the end of the calendar month in which the participant terminated employment or the end of the calendar month immediately preceding the date the participant terminated employment, whichever is less.) Mr.
Todd's DSC Plan account balance attributable to VSE contributions is 0% vested as of the Effective Date.

         3. Benefits: VSE will continue to participate in VSE's benefit plans, policies, and programs in accordance with their terms and conditions through the Resignation Date. Thereafter, Mr. Todd will be permitted to continue applicable group health and dental coverages at his own expense for up to 18 months in accordance with the federal COBRA law, provided that VSE will pay Mr. Todd's COBRA premiums for up to twelve (12) months after the Resignation Date or the date he obtains other coverage, whichever is sooner. Mr. Todd's participation in, entitlement to, and accrual of all other benefits from VSE shall cease as of the Resignation Date, except that Mr. Todd shall have such rights in such benefits as are required by applicable law or regularly and customarily provided by VSE to resigning employees, including without limitation rights to the vested contributions he has in VSE's 401(k) plan.

         4. Townhouse: VSE will as promptly as possible after the Effective Date provide thirty (30) day notice to terminate the lease for the townhouse it leases for Mr. Todd's use while he is in Alexandria. Mr. Todd will vacate the townhouse as soon as possible, prior to the end of the notice period, and leave the townhouse in the condition required by the lease.

         5. Establishment of S Corporation: VSE will reimburse Mr. Todd up to One Thousand Dollars ($1,000.00) for the reasonable and necessary attorneys' fees and costs he incurs in establishing an s-corporation, through which he will provide consulting services.

         6. References: If VSE receives a request for a reference concerning Mr. Todd, it will, consistent with its standard policy, provide information on the dates of Mr. Todd's employment with VSE, his title, his duties, and his salary, and it will not provide any defamatory information concerning Mr. Todd.

         7.  Mutual General Releases:

              a. In consideration for the benefits described in Sections 2 through 6 above, and for other good and valuable consideration, which are of greater value than to which Mr. Todd would normally be entitled upon resignation, Mr. Todd, on behalf of himself, his heirs, executors, administrators, agents, representatives and assigns, hereby forever releases VSE and its affiliated entities, and its and their officers, directors, shareholders, employees, agents, representatives and attorneys, and each of their predecessors, successors and assigns, from any and all claims, demands, suits, actions, causes of action, charges, liabilities or damages of any nature whatsoever, whether known or unknown, based on any act, omission, conduct, policy, practice, occurrence fact or incident up to and including the Execution Date ("Claims"), including without limitation Claims relating in any way to his employment with VSE and the termination thereof. This Release includes without limitation Claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Virginia Human Rights Act, the Fairfax County Human Rights Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Vietnam Era Veterans Readjustment Act and other laws relating to veterans' rights and all other federal, state or local laws; Claims for breach of the Employment Agreement and any other contract; Claims for wrongful discharge; Claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury or tort; Claims for unpaid compensation of any kind; Claims relating to benefits; Claims for attorneys' fees and costs, and all other Claims under any other federal, state or local law or cause of action. Mr. Todd further agrees not to assert or file any such Claims in the future. It is understood and agreed that this Mutual Release does not apply to Claims for breach of this Agreement.

              b. In consideration for the benefits contained herein, and for other good and valuable consideration, which are of greater value than to which VSE would normally be entitled, VSE and its affiliated entities, and its and their officers, directors, shareholders, employees, agents, representatives and attorneys, and each of their predecessors, successors and assigns, hereby forever release Mr. Todd, his heirs, executors, administrators, agents, representatives and assigns, from any and all Claims, including without limitation claims for breach of contract, claims for breach of fiduciary duties, claims for any torts, claims for attorneys' fees and costs, and claims under any federal, state, or local law or cause of action concerning employment which are based on any act, omission, conduct, policy, practice, or occurrence as of the Execution Date. VSE further agrees not to assert or file any such Claims in the future. It is understood and agreed that this Mutual Release does not apply to Claims for breach of this Agreement.

         8. Reinstatement: Mr. Todd waives all claims for reinstatement or employment with VSE and its affiliated entities, and its and their successors and assigns, and he agrees never to seek such reinstatement or employment in the future, unless VSE agrees otherwise in writing.

         9. Confidentiality: Mr. Todd agrees to keep this Agreement, the existence of this Agreement, and the terms of this Agreement strictly confidential. He shall not disclose the same to any third party except his attorneys, accountants and immediate family members (and only on the condition that they maintain such confidentiality) and except as may be required by law or as may be necessary to enforce or effectuate the terms of this Agreement. If VSE discloses this Agreement or any of its terms publicly due to legal requirements, Mr. Todd may make such disclosures to the same extent VSE does.

         10. Nondisparagement: Mr. Todd agrees not to provide any disparaging information relating to VSE or its past, present or future employees, officers or directors to any person or entity who is not a party to this Agreement, except as may be required by law or legal process, or in a proceeding to enforce the terms of this Agreement.

         11.  Entire Agreement:     This Agreement represents the entire
agreement of the parties, and supersedes all other agreements, discussions or understandings of the parties, concerning the subject matter hereof. All other express or implied agreements of the parties not expressly contained or incorporated by reference herein are terminated and of no further force or effect. Although the Employment Agreement is hereby terminated, Sections 6(b), (c), (d),(e),(f), (g) and (h) of said Agreement shall survive said termination and remain in full force and effect pursuant to their terms, and
are incorporated by reference herein.    This Agreement may not be modified
in any manner except in a written document signed by both parties.

         12. Severability: Should any provision of this Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, it shall be deemed severed from the Agreement, and the remaining provisions of the Agreement shall continue in full force and effect. Moreover, the Court shall modify the invalid provision to make it enforceable consistent with the parties' intent to the maximum extent provided by law.

         13. Disputes: All disputes over the interpretation or enforcement of this Agreement, except for disputes under the surviving provisions of the Employment Agreement, shall be resolved by final and binding arbitration pursuant to the Commercial Rules of the American Arbitration Association then in effect. The arbitration shall be held in Washington, D.C. In the event of any litigation or arbitration to enforce this Agreement, the prevailing party shall be awarded his or its reasonable attorneys' fees and costs.

         14. Consideration: Mr. Todd is advised to consult with an attorney prior to executing this Agreement. He may have a period of up to 21 days to consider this Agreement, but he may sign it sooner if he knowingly and voluntarily decides to do so. In addition, should he choose to sign the Agreement, he shall have a period of seven days to revoke such signature (the "Revocation Period"). Such revocation must be by written notice received by VSE at 2550 Huntington Avenue, Alexandria, VA 22303, Attention: Craig S. Weber, within seven days of Mr. Todd's signature of this Agreement. Thus, this Agreement shall not become effective or enforceable until Mr. Todd signs it and refrains from revoking it until the expiration of the Revocation Period. If Mr. Todd signs this Agreement, he represents that he has had sufficient time to consider it with an attorney of his choice, and he is entering into it with full understanding of its meaning and effect.

         15. Governing Law: This Agreement shall be construed exclusively in accordance with the laws of the Commonwealth of Virginia, without regard to the principles of conflicts of laws therein.

         16. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be considered an original and together which constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, intending to be legally bound.


JAMES M. TODD                          VSE CORPORATION


/s/ James M. Todd                      By:  /s/ Craig S. Weber
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Signature                                   Craig S. Weber
                                       Executive Vice President



Date:  February 15, 2002               Date:  February 15, 2002
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